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Northeast Community Bancorp, Inc. Reports Year End Results

March 1, 2007 - Northeast Community Bancorp, Inc., White Plains, NY (the "Company") (Nasdaq: NECB) today announced net income for the year ended December 31, 2006 of $1.56 million compared to net income of $1.99 million for the year ended December 31, 2005.

Total assets increased by $49.6 million, or 20.8%, to $288.4 million at December 31, 2006 from $238.8 million as of December 31, 2005, primarily as a result of the net subscription proceeds of $52.4 million received in the Company's initial public stock offering, which was completed on July 5, 2006. During this period, net loans increased by $10.4 million, or 5.4%, to $201.3 million from $190.9 million at December 31, 2005, primarily due to loan originations exceeding loan prepayments. Our securities portfolio increased by $15.2 million, or 120.9% to $27.8 million at December 31, 2006, all of which was in the held to maturity portfolio. In 2006, we purchased bank-owned life insurance of $8.0 million. Total stockholders' equity increased by $53.7 million, or 124.6%, to $96.8 million at December 31, 2006 from $43.1 million at December 31, 2005, primarily as a result of the aforementioned net proceeds of the Company's public offering and net income of $1.56 million for the period, offset in part by the $276,000 in ESOP expense for 2006.

For the year ended December 31, 2006, deposits decreased $4.7 million, or 2.4%, to $188.6 million from $193.3 million at December 31, 2005. The decrease in deposits is primarily attributable to withdrawals made by depositors for the purchase of stock during the initial public offering and to a lesser degree, the continuing intense rate competition in all markets in which we operate.

Our asset quality remained strong and as of December 31, 2006, we had no non-performing assets or classified assets. The allowance for loan losses was .60% of total loans at December 31, 2006 compared to 0.63% at December 31, 2005. The allowance for loan losses at December 31, 2006 and 2005 was $1.2 million.

For the year ended December 31, 2006, net interest income increased by $313,000, or 3.0%, to $10.86 million compared to $10.54 million for the year ended 2005. Non-interest expenses increased for the year ended December 31, 2006 by $1.36 million, or 18.0%, attributable in part to expenses associated with the Company's name change prior to the initial public offering, expenses related to the relocation and pending sale of our office located at 1355 First Avenue, the implementation of the Company's ESOP and other retirement plans and the additional expenses of being a public company. Non-interest expenses for 2006 include accrued expenses, net of the related income tax benefits, of approximately $102,000 for retirement plans that we implemented in 2006. These accrued expenses, which amounted to approximately $25,000 per quarter on a tax-effected basis, were inadvertently omitted from our previously reported quarterly results for 2006. The corrected quarterly data will be reflected in the Company's annual report on Form 10-K, which will be filed in March 2007.

In February 2007, Northeast Community Bank hired Donald S. Hom to serve as Vice President and Treasurer. Prior to joining the Bank, Mr. Hom served as president and chief executive officer of a New Jersey community savings bank and its publicly traded holding company for six years and prior to that spent 23 years as a bank examiner/financial analyst with the Office of Thrift Supervision and its predecessors.

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We also recently hired Terrence J. McArdle to serve as Vice President and
Commercial Mortgage Officer for Northeast Community Bank. Prior to joining the Bank, Mr. McArdle served as assistant vice president of the commercial mortgage division of a New York savings bank, where he managed the commercial mortgage pipeline and supervised the commercial mortgage staff.

We previously announced that on December 13, 2006, Northeast Community Bank entered into an agreement with MJ 1353-1355 First Avenue, LLC that provides for the sale of the Bank's branch office building located at 1353-1355 First Avenue, New York, New York. At the request of the purchaser, Northeast Community Bank has extended the due diligence period under the Agreement to March 30, 2007. Upon termination of the extended due diligence period, the purchaser is required to deposit $800,000 with the escrow agent, which is in addition to the $200,000 deposit that was made at the time the agreement was signed. The sale of the Bank property is expected to be completed in May 2007.

The Company also announced that its annual meeting of stockholders will be held at the Renaissance Westchester Hotel, 80 West Red Oak Lane, White Plains, New York on May 17, 2007 at 1:00 p.m.

Northeast Community Bancorp, Inc. is the mid-tier holding company of Northeast Community Bank. Northeast Community Bank is a federally chartered savings bank, which operates five full-service offices in New York and a loan production office in Wellesley, Massachusetts.

FORWARD-LOOKING INFORMATION

      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company 's Registration Statement on Form S-1, as amended, under the heading "Risk Factors" as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

Contact:
Northeast Community Bancorp, Inc.
Kenneth A. Martinek, 914-684-2500